Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 28, 2018 (the “Agreement Date”), with an effective date of January 1, 2019 (the “Effective Date”), by Playa Resorts Management, LLC, a Delaware limited liability company with an address at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 (“Playa Resorts”), and Bruce Wardinski (“Mr. Wardinski”). Playa Hotel & Resorts, B.V., a Dutch Company (“Playa”), is entering into this Agreement solely with respect to Section 12 below. Mr. Wardinski and Playa Resorts are referred to as “Parties” or “Party” herein.

WHEREAS, Mr. Wardinski currently serves as the Chief Executive Officer of Playa Resorts (“CEO”) and the Chairman of the Board of Managers of Playa Resorts (the “Playa Resorts Board”); and

WHEREAS, Mr. Wardinski currently serves as Chief Executive Officer of Playa (“Playa CEO”) and Chairman of the Board of Directors of Playa (“Playa Chairman of the Board”) (together, the “Playa Appointments”), and is a member of various boards of Playa’s subsidiaries pursuant to an Employment Agreement dated August 31, 2016 (the “Prior Employment Agreement”); and

WHEREAS, as of the Effective Date, Playa Resorts desires to continue to engage Mr. Wardinski as CEO, Playa CEO, and in the Playa Appointments and Mr. Wardinski desires to continue to serve as CEO, Playa CEO, and in the Playa Appointments pursuant to the terms and conditions of this Agreement; and

WHEREAS, as of the Effective Date, the Prior Employment Agreement shall be null and void except for the Confidentiality provision set forth in Section 7 thereof, which is expressly incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term

Playa Resorts shall employ Mr. Wardinski, and Mr. Wardinski shall be employed by Playa Resorts, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5 below, Mr. Wardinski’s employment pursuant to this Agreement shall be for a period of five (5) years commencing on the Effective Date and ending on December 31, 2023 (the term being the “Initial Term”). The Initial Term shall automatically be extended by one (1) year (“Renewal Term” and together with the Initial Term, the “Employment Period”) if neither Party provides the other Party with written notice of his or its intention not to renew the Agreement within 180 days of the expiration of the Initial Term. This Agreement is only eligible to be renewed once. Non-renewal of this Agreement shall not constitute a termination of Mr. Wardinski under this Agreement for purposes of Section 5 below.

2.	Title; Duties

(a)    Mr. Wardinski shall be employed as CEO. Mr. Wardinski shall report to the Playa Board of Directors, which shall have the final and exclusive authority to direct, control and supervise the activities of Mr. Wardinski. Mr. Wardinski shall perform such services consistent with his position as may be assigned to him from time to time by the Playa Board. Mr. Wardinski is employed in a fiduciary relationship with Playa Resorts and Playa. At the request of the Playa Board and in his capacity as Playa Chairman of the Board, Mr. Wardinski shall recuse himself from all actions of the Playa Resorts Board and the Playa Board (including their compensation committees) relating to evaluation of his performance, compensation decisions that may affect him, decisions relating to his retention and any action relating to this Agreement. In addition to the foregoing, Mr. Wardinski shall perform duties consistent with his appointment from time to time to any other executive positions with Playa Resorts or any of Playa Resorts’ related or affiliated entities (the “Playa Affiliates”). For the avoidance of doubt, Mr. Wardinski may be appointed, removed, and reappointed to or from executive and directorship positions of any Playa Affiliate and any such action, other than a removal of Mr. Wardinski as (i) an executive of Playa Resorts or (ii) any of his Playa Appointments shall not constitute a termination of Mr. Wardinski under this Agreement.

(b)    Mr. Wardinski shall carry out his duties set forth in this Agreement at Playa Resorts’ offices in Fairfax, Virginia; provided, however, that Mr. Wardinski’s duties require extensive and extended travel, which the parties expect, may involve travel approximately fifty percent (50%) of the time with fluctuations based upon business exigencies.

3.	Extent of Services

(a)    General. Mr. Wardinski shall devote a substantial majority of his business time, attention, skill, and effort to the performance of his duties under this Agreement. Mr. Wardinski may, to the extent such activities do not impair the performance of his duties to Playa, Playa Resorts or the Playa Affiliates: (i) engage in personal investments and charitable, professional, and civic activities; (ii) serve on boards of directors (or other governing bodies) of non-competitive corporations (or other entities) other than Playa Resorts and the Playa Affiliates; and (iii) engage in such additional activities and serve on such additional boards of directors (or other governing bodies) as the Playa Board shall approve; provided, however, that Mr. Wardinski shall resign promptly from any additional boards of directors (or other governing bodies) if directed to do so by the Playa Resorts Board or the Playa Board in its sole and absolute discretion. Mr. Wardinski shall not serve on the board of directors (or other governing body) of any corporation (or any other entity) that engages in activities in competition with those of Playa, Playa Resorts or the Playa Affiliates. Mr. Wardinski shall perform his duties to the best of his ability, shall adhere to Playa Resorts’ published policies and procedures, and shall use his best efforts to promote the interests, reputation, business, and welfare of both Playa and Playa Resorts.

4.	Compensation and Benefits

(a)    Salary. Commencing January 1, 2019, Playa Resorts shall pay Mr. Wardinski a gross annual base salary (“Base Salary”) of $750,000. For the avoidance of doubt, Mr. Wardinski shall not be entitled to receive any other salary to the extent he serves as an officer, director, or employee of any other Playa Affiliate. The Base Salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on Playa Resorts’ regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by Mr. Wardinski. The Playa Board shall review Mr. Wardinski’s Base Salary annually in conjunction with its regular review of executives’ salaries and make such increases, if any, to his Base Salary as the Playa Board shall deem appropriate in its sole and absolute discretion.

(b)    Incentive Compensation

(i)    Mr. Wardinski shall be eligible to receive a “Discretionary Annual Bonus” with a target amount of one hundred and twenty-five percent (125%) of the sum of his annual Base Salary and with a maximum of two hundred percent (200%) of the sum of his annual Base Salary. The amount, if any, of each Discretionary Annual Bonus payable to Mr. Wardinski shall be determined by the Playa Board in its sole and absolute discretion, taking into account such criteria as the Playa Board shall deem appropriate. The Playa Board shall make its determination of the amount of the Discretionary Annual Bonus (if any) payable to Mr. Wardinski promptly after the Playa Board’s acceptance of the financial results for the applicable year. Mr. Wardinski shall be entitled to receive the Discretionary Annual Bonus (if any) for a given year so long as he is an employee on the last day of the year for which the Discretionary Annual Bonus is given. Each such Discretionary Annual Bonus directed to be awarded to Mr. Wardinski shall be payable as soon as practical, but no later than March 15 of the year following the year of performance. Subject to the foregoing, Mr. Wardinski may be entitled to receive a pro-rata amount of the Discretionary Annual Bonus for any partial calendar year occurring by reason of termination of this Agreement pursuant to Section 5(b) or (c) below.

(ii)    Mr. Wardinski shall be eligible to participate in any equity compensation plan under which similarly-situated senior executives of Playa Resorts are eligible to receive equity awards for service to Playa Resorts (the “EIP”). The terms and amounts of any EIP awards granted to Mr. Wardinski shall be determined by the Playa Board in its sole and absolute discretion. Payments of amounts (if any) under the EIP shall be structured to provide liquidity at such times and in such amounts as is necessary to permit Mr. Wardinski to pay on a timely basis all income and employment taxes due by reason of any incentive compensation payable to him under the EIP.

(iii)    Mr. Wardinski may be eligible to participate in such other incentive compensation programs as may be provided to senior executives of Playa Resorts or the Playa Affiliates from time-to-time.

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Mr. Wardinski’s entitlement to any Discretionary Annual Bonus and any award granted to Mr. Wardinski under the EIP or any other incentive compensation program shall be determined and approved by the Playa Board, in each case in its sole and absolute discretion.

(c)    Other Benefits. Mr. Wardinski shall be entitled to paid time off and holiday pay in accordance with Playa Resorts policies in effect from time to time, and to participate in such life, health and disability insurance, pension, deferred compensation and incentive plans, stock options and awards, performance bonuses and other benefits as Playa Resorts extends, as a matter of policy, to senior executive employees of Playa Resorts.

(d)    Reimbursement of Business Expenses. Playa Resorts shall reimburse Mr. Wardinski for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Wardinski in connection with, or related to, the performance of his duties, responsibilities or services to Playa Resorts and the other Playa Affiliates under this Agreement in accordance with the reimbursement policy and procedure then adopted, from time to time, by Playa Resorts and upon presentation by Mr. Wardinski of reasonable documentation, expense statements, vouchers and such other supporting information as Playa Resorts may reasonably request.

5.	Termination

(a)    Termination by Playa Resorts for Cause. Playa Resorts may terminate Mr. Wardinski’s employment under this Agreement at any time for Cause upon written notice. For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of Mr. Wardinski of, or the entry of a plea of guilty, first offender probation before judgment or nolo contendere by Mr. Wardinski to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement, or breach of fiduciary duty by Mr. Wardinski with respect to Playa Resorts or any of the Playa Affiliates; (iii) Mr. Wardinski’s willful failure, bad faith, or gross negligence in the performance of his assigned duties for Playa Resorts or any Playa Affiliate following Mr. Wardinski’s receipt of written notice of such willful failure, bad faith, or gross negligence; (iv) Mr. Wardinski’s failure to follow reasonable and lawful directives of Playa Resorts or the other applicable Playa Affiliates following Mr. Wardinski’s receipt of written notice of such failure; (v) any act or omission of Mr. Wardinski that that the Playa Resorts Board reasonably determines to be likely to have a material adverse impact on Playa Resorts’ or any Playa Affiliate’s business or reputation for honesty and fair dealing; other than an act or failure to act by Mr. Wardinski acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact Playa Resorts’ or any Playa Affiliate’s business or reputation for honesty and fair dealing; or (vi) the breach by Mr. Wardinski of any material term of this Agreement following Mr. Wardinski’s receipt of written notice of such breach. Playa Resorts shall provide Mr. Wardinski a period of thirty (30) days following receipt of any written Cause notification in order to allow Mr. Wardinski the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

(b)    Termination by Playa Resorts without Cause. Upon giving Mr. Wardinski sixty (60) days’ written notice, Playa Resorts may terminate this Agreement at any time without Cause, which for avoidance of doubt, shall include termination of Mr. Wardinski from any of his Playa Appointments. At Playa Resorts’ sole and absolute discretion, it may substitute sixty (60) days’ salary in lieu of notice. Any salary paid to Mr. Wardinski by Playa Resorts in lieu of notice shall not be offset against any entitlement Mr. Wardinski may have to the Severance Payment pursuant to Section 6(c)(i) below.

(c)    Termination by Mr. Wardinski for Good Reason. Mr. Wardinski may terminate his employment with Playa Resorts under this Agreement at any time for Good Reason, upon sixty (60) days’ written notice by Mr. Wardinski to Playa Resorts. Mr. Wardinski may not terminate this Agreement for Good Reason hereunder unless and until he has provided Playa Resorts with written notice of the action which Mr. Wardinski contends to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason” resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the event which Mr. Wardinski contends to be Good Reason and Playa Resorts has failed to reasonably remedy such action within thirty (30) days of receiving such written notice. For purposes of this Agreement, “Good Reason” for termination shall mean any of the following: (i) the assignment to Mr. Wardinski of substantial duties or responsibilities materially inconsistent with Mr. Wardinski’s position at Playa Resorts or, to the extent Mr. Wardinski is a senior executive of a Playa Affiliate, his responsibilities are inconsistent with those of a senior executive of such other Playa Affiliate or any other action by Playa Resorts which results in a substantial diminution of Mr. Wardinski’s duties or responsibilities as a senior executive of Playa Resorts (for the avoidance of doubt, if Mr. Wardinski is removed as a director or senior executive of any Playa Affiliate, such removal or resignation shall not constitute a basis for a resignation or termination of this Agreement by Mr. Wardinski for Good Reason); (ii) Playa

Resorts’ failure to pay Mr. Wardinski any Base Salary or other compensation to which he is entitled for a period of three (3) business days; (iii) a material reduction in Mr. Wardinski’s Base Salary; or (iv) a breach of any material term of this Agreement by Playa Resorts or Playa pursuant to Section 12 below.

(d)    Mr. Wardinski’s Death or Disability. Mr. Wardinski’s employment with Playa Resorts shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such permanent physical or mental impairment as would render Mr. Wardinski unable to perform his duties under this Agreement for more than one hundred eighty (180) days. If the Employment Period is terminated by reason of Mr. Wardinski’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other. This Section 5(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment, or retaliation on the basis of a disability.

(e)    Termination by Mr. Wardinski without Good Reason. Mr. Wardinski may terminate his employment under this Agreement at any time without Good Reason upon giving Playa Resorts sixty (60) days’ written notice.

(f)    Non-Renewal or End of Employment Period. Either Mr. Wardinski or Playa Resorts may cause the Employment Period to terminate on December 31, 2023 by delivering a Non-Renewal Notice to the other in accordance with Section 1 above. If a Non-Renewal Notice is not so delivered, then the Employment Period shall automatically terminate on December 31, 2024 (unless terminated earlier as provided herein).

6.    Effect of Termination

(a)    General. Regardless of the reason for any termination of this Agreement (other than terminations due to Mr. Wardinski’s death or Disability, which are covered by Sections 6(e)(i) and (ii) below, respectively), Mr. Wardinski shall be entitled to receive each of the following: (i) payment of any unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(d) above; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa Resorts or a Playa Affiliate.

(b)    Termination by Playa Resorts for Cause. If Playa Resorts terminates Mr. Wardinski’s employment for Cause, Mr. Wardinski shall have no rights or claims under this Agreement against Playa Resorts or any of the Playa Affiliates or their officers, directors, employees, or equity holders, with respect to such termination of employment or termination of any other position then held by Mr. Wardinski with any of the Playa Affiliates, except only to receive the payments and benefits described in Section 6(a) above.

(c)    Termination by Playa Resorts without Cause or by Mr. Wardinski for Good Reason. If Playa Resorts terminates this Agreement without Cause pursuant to Section 5(b) above, or Mr. Wardinski terminates this Agreement for Good Reason pursuant to Section 5(c) above during the Employment Period, then Mr. Wardinski shall only be entitled to receive, and Playa Resorts shall pay, in addition to the items referenced in Section 6(a) above, the following:

(i)    An aggregate amount equal to two (2) times his Base Salary at the rate in effect on his last day of employment (the “Severance Payment”). The Severance Payment shall be paid in twenty-four (24) equal monthly installments commencing after Mr. Wardinski’s termination of employment, subject to all legally required payroll deductions and withholdings. The twenty-four (24)-month period during which Severance Payments shall be tendered is the “Severance Payment Period.”

(ii)    To help defray Mr. Wardinski’s costs of procuring health insurance coverage (including COBRA), Playa Resorts shall pay Mr. Wardinski an additional monthly amount of One Thousand Five Hundred Dollars ($1,500.00) (the “Additional Amount”) with each Severance Payment installment during the Severance Payment Period to be paid to Mr. Wardinski under Section 6(c)(i) above; provided, however, that Mr. Wardinski shall promptly notify Playa Resorts if he becomes eligible to obtain insurance coverage under another group insurance plan at which time payment of the Additional Amount to Mr. Wardinski shall cease. In no event shall payment of the Additional Amount to Mr. Wardinski extend beyond the Severance Payment Period.

(iii)    A pro-rata share of any Discretionary Annual Bonus which Mr. Wardinski otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his employment terminates without Cause or for Good Reason, with such discretionary amount determined by the Playa Board in good faith and prorated based on the number of days Mr. Wardinski is employed in the year of termination. Such pro-rated bonus shall be paid to Mr. Wardinski within sixty (60) days following the later of the end of the calendar year in which such termination occurs and the date the financial results of such year are accepted by the Playa Board (but in all events within the year following the year of termination) and in no event shall any discretionary amount be determined in a manner different than such amounts are determined for still-employed senior executives of Playa Resorts.

(d)    Termination by Mr. Wardinski without Good Reason. If Mr. Wardinski terminates this Agreement without Good Reason, Mr. Wardinski shall only be entitled to receive the payments and benefits described in Section 6(a) above plus the amount equal to two (2) monthly installments of the Additional Amount within forty-five (45) days after the date of termination of this Agreement.

(e)    Termination upon Death or Disability

(i)    If Mr. Wardinski’s employment terminates in the event of his death, Mr. Wardinski’s estate shall be entitled to receive (a) payment of any unpaid portion of his Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of Playa Resorts or the Playa Affiliates and (c) a pro-rata share of any Discretionary Annual Bonus to which he otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to still-employed executives of Playa Resorts. Further, Playa Resorts shall pay the Additional Amount for a period of twelve (12) months following his date of death. Mr. Wardinski’s estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to his death other than as provided in this Section 6(e)(i); and

(ii)    In the event Mr. Wardinski’s employment terminates due to his Disability, he shall be entitled to receive his Base Salary through the date he is terminated due to his Disability. Mr. Wardinski also shall be entitled to receive a pro-rata share of any Discretionary Annual Bonus to which he otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his employment terminates due to his Disability, paid at the time discretionary annual bonuses are paid to still-employed executives of Playa Resorts. Further, Playa Resorts shall pay the Additional Amount for a period of twelve (12) months following the date of termination of his employment; provided, however, that if such insurance coverage becomes available under another group insurance plan during the twelve (12)-month period, payment of the Additional Amount shall cease. Mr. Wardinski shall receive no severance pay or benefits for termination due to his Disability other than as provided in this Section 6(e)(ii).

(f)    Non-Renewal or End of Employment Period. If either Mr. Wardinski or Playa Resorts causes the Employment Period to end on December 31, 2023 by delivering a Non-Renewal Notice to the other in accordance with Section 1 above, or if the Employment Period automatically terminates on December 31, 2024, then Mr. Wardinski shall only be entitled to receive the items referenced in Section 6(a) above. In the event the Employment Period ends due to Non-Renewal or the End of the Employment Period, then Mr. Wardinski shall be bound by the Noncompetition provisions in Section 8 below for a period of six (6) months. Mr. Wardinski shall receive six (6) months of Base Salary payable in six (6) equal monthly installments subject to his execution without revocation of the Separation Agreement in connection with a separation pursuant to this Section 6(f) within thirty (30) days (or such longer period to the extent required by applicable law) following Mr. Wardinski’s termination

(g)    Termination following Change in Control. If a Change in Control (as defined below) occurs during the Employment Period, the following provisions shall apply:

(i)    Termination without Cause or for Good Reason. If Playa Resorts terminates Mr. Wardinski’s employment without Cause or Mr. Wardinski terminates his employment for Good Reason within two (2) years following a Change in Control, the termination shall be treated as a termination pursuant to Section 6(c) above; provided, however, that the Severance Payment shall be increased to 2.99 times Mr. Wardinski’s Base Salary.

(ii)     Termination within 60 Days following Change in Control or Partial Change in Control. If Mr. Wardinski terminates his employment without Good Reason within sixty (60) days following a Change in Control or Partial Change in Control, the termination shall be treated as a termination pursuant to Section 6(c) above; provided, however, that (A) the Severance Payment shall be limited to three (3) months of Mr. Wardinski’s Base Salary, (B) no Additional Amounts or pro-rata Discretionary Annual Bonus shall be due and (C) the Restricted Period (for purposes of the restriction on competition described in Section 8(a) below) shall be limited to three (3) months.

For purposes of this Agreement, a “Change in Control” means a (i) Change in Ownership of Playa, (ii) Change in Ownership of Assets of Playa, or (iii) a Change in Effective Control of Playa, as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(A)    A “Change in Ownership of Playa” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of Playa that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa. However, if any Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Playa. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Playa acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

(B)    A “Change in the Ownership of Assets of Playa” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Playa that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Playa immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Playa, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C)    A “Change in Effective Control of Playa” shall occur on the date more than fifty percent (50%) of the members of the Playa Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Playa Board.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)    A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Playa and by entities controlled by Playa or an underwriter of the equity interests of Playa in a registered public offering.

(B)    Persons shall be considered to be “Persons Acting as a Group (or a Group)” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with Playa. If a Person owns equity interests in both Playa and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in Playa. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)    For purposes of this definition, fair market value shall be determined by the Playa Board.

(D)    A Change in Control shall not include a transfer to a related person as described in Code Section 409A.

(E)    For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and (j)), the equity underlying the option is not treated as owned by the individual who holds the option.

(F)    An initial public offering of Playa securities shall not constitute a Change in Control under this Agreement.

(h)    Separation Agreement Required for Severance Payments. No post-employment payments by Playa Resorts relating to termination of employment under the provisions of Section 6(c), (d), (e), or (g) above shall commence until Mr. Wardinski executes and delivers a Separation and General Release Agreement (the “Separation Agreement”) in the form of attached Exhibit A in all material respects and any applicable revocation period with respect to such release has expired, all of which must occur by no later than the sixtieth (60th) day following the termination of Mr. Wardinski’s employment.

(i)    Payments upon Separation. Notwithstanding any contrary payment provisions of this Section 6, all payments in connection with a separation from service under this Agreement shall be made as of the latest of the following dates: (i) the sixtieth (60th) day following the termination of Mr. Wardinski’s employment and his delivery without revocation of the executed Separation Agreement; (ii) to the extent required under Section 11(b) below, the first business day that is six (6) months following Mr. Wardinski’s separation from service; or (iii) the payment date required under the terms of any deferred compensation plan subject to the requirements of Code Section 409A. Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Mr. Wardinski shall not retain the ability to elect the tax year of any payments under the Separation Agreement and to the extent any payment could be made in one (1) of two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state, and local tax withholding.

(j)    Cooperation. Following the Employment Period, Mr. Wardinski shall assist and cooperate with Playa Resorts and the Playa Affiliates in the orderly transition of work to others if so requested by Playa Resorts or the Playa Affiliates. Mr. Wardinski shall cooperate with Playa Resorts and the Playa Affiliates and be responsive to requests for information by any of them relating to their respective business matters about which Mr. Wardinski may have information or knowledge and reasonably assist Playa Resorts and the Playa Affiliates, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Playa Resorts’ or any Playa Affiliate’s business as to which business Mr. Wardinski had relevant knowledge, and Playa Resorts shall reimburse Mr. Wardinski for reasonable costs, including attorneys’ fees and expenses, actually incurred by Mr. Wardinski in connection with such assistance.

7.	Confidentiality

(a)    Definition of Proprietary Information. Mr. Wardinski acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Playa Resorts’ or a Playa Affiliate’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Playa Resorts or any Playa Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Playa Resorts, the Playa Affiliates, and Mr. Wardinski as proprietary and confidential information of Playa Resorts and the Playa Affiliates (the “Proprietary Information”).

(b)    Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by Playa Resorts or Playa Affiliates on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Mr. Wardinski or any other person; or (iii) information that Playa Resorts or Playa Affiliates, as the case may be, does not consider confidential.

(c)    Obligations. Both during the Employment Period and after termination of his employment for any reason, including expiration of the Employment Period (the “Nondisclosure Restricted Period”), Mr. Wardinski shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Mr. Wardinski shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Playa Resorts or Playa Affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from Playa Resorts’ or any of the Playa Affiliate’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

(d)    Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”)

(i)    Notwithstanding any other provision of this Agreement, Mr. Wardinski shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)    is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)    is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)    Notwithstanding any other provision of this Agreement, if Mr. Wardinski files a lawsuit for retaliation by Playa Resorts for reporting a suspected violation of law, Mr. Wardinski may disclose the Playa Resorts’ trade secrets to Mr. Wardinski’s attorney and use the trade secret information in the court proceeding if Mr. Wardinski:

(A)    files any document containing the trade secret under seal; and

(B)    does not disclose the trade secret, except pursuant to court order.

(e)    Communications with Government Agencies. Nothing in this Agreement or any other agreement between Playa Resorts and Mr. Wardinski or any policy of Playa Resorts:

(i)    prohibits Mr. Wardinski from communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Health and Safety Administration, the Securities and Exchange Commission, or any other government agency (each a “Government Agency”) about a potential violation of the law;

(ii)    limits Mr. Wardinski’s ability, without notice to or approval from Playa Resorts:

(A) to file a charge or complaint with a Government Agency;

(B) to participate in an investigation or proceeding conducted by a Government Agency; or

(C) to provide information or documents to a Government Agency in connection with an investigation or proceeding.

(iii)    restricts Mr. Wardinski’s right to receive a reward or incentive for information provided to a Government Agency.

(f)    Return of Proprietary Information. Mr. Wardinski acknowledges that all the Proprietary Information pre-existing, used or generated during the course of his employment by Playa Resorts is the property of Playa Resorts and the Playa Affiliates, as the case may be, and Mr. Wardinski holds and uses such as a trustee for Playa Resorts or the Playa Affiliates and subject to Playa Resorts’ and the Playa Affiliates’ sole control. Mr. Wardinski shall deliver to Playa Resorts or the Playa Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information (x) at any time upon request by the Playa Resorts Board or the applicable Playa Affiliate during his Employment Period and (y) immediately upon termination of the Employment Period.

8.	Noncompetition

The following definitions shall apply for the purpose of this Section 8:

(i)    “Competing Business” shall mean (a) acting as an owner or a lessee of hotels, convention facilities, conference centers or similar facilities; (b) asset or operational management for hotels, convention facilities, conference centers or similar facilities, or (c) any other business that Playa Resorts or Playa Affiliates conducts or contemplates under such business plans as of the date of termination of the Employment Period. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: Mr. Wardinski’s ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity approved by the Playa Resorts Board and listed on Exhibit B hereto; or Mr. Wardinski’s service on the Board of Directors of any Playa Affiliate.

(ii)    “Customer” shall mean any hotel, conference center, lodging business, or real estate investment trust with which Playa Resorts or Playa Affiliates has an existing lease, sublease, or management contract.

(iii)    “Prospective Customer” shall mean any person or entity to whom Mr. Wardinski or Playa Resorts or any of the Playa Affiliates sent or delivered a written sales or servicing proposal, quote or contract, or with whom Mr. Wardinski or Playa Resorts or any of the Playa Affiliates had business contact for the purpose of developing that person or entity into a customer of Playa Resorts or a Playa Affiliate.

(iv)    “Restricted Area” shall mean within Mexico, the Dominican Republic and any other geographic area included in Playa Resorts’ and any Playa Affiliate’s business plans during the Employment Period.

(v)    “Restricted Period” shall mean the Employment Period and a period of eighteen (18) months (six (6) months in the case of a non-renewal or expiration pursuant to Section 6(f) above or twelve (12) months following a Change in Control pursuant to Section 6(g)(i) above, and three (3) months following a Change in Control termination pursuant to Section 6(g)(ii) above) following the expiration, resignation or termination of Mr. Wardinski’s employment.

(vi)    “Solicit” shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

(a)    Restriction on Competition. During the Restricted Period, Mr. Wardinski shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that Mr. Wardinski may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a Competing Business

(b)    Non-Solicitation of Customers. During the Restricted Period, Mr. Wardinski shall not Solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Playa Resorts or any of the Playa Affiliates for any line of business that Playa Resorts or Playa Affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination of employment for the purpose of conducting, marketing or providing for a Competing Business.

(c)    Non-Solicitation of Employees. During the Restricted Period, Mr. Wardinski shall not, directly or indirectly, Solicit or employ or cause any business, other than an affiliate of Playa Resorts or Playa, to Solicit or employ any person who is then or was at any time during the two (2)-year period prior to Mr. Wardinski’s termination as an employee of Playa Resorts or any of the Playa Affiliates and who is at the time of such employee’s separation from Playa Resorts or Playa Affiliates, a director, vice president, senior vice president, executive vice president or similar position of Playa Resorts or any of the Playa Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Playa Resorts or Playa Affiliates’ employee).

(d)    Acknowledgement. Mr. Wardinski acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Playa Resorts and the Playa Affiliates as the result of his employment with Playa Resorts, as well as access to the relationships between Playa Resorts, and the Playa Affiliates and their respective clients and employees. Mr. Wardinski further acknowledges that the business of Playa Resorts and the Playa Affiliates is very competitive and that competition by him in that business during the Employment Period and the Restricted Period would severely injure Playa Resorts and the Playa Affiliates, as the case may. Mr. Wardinski understands that the restrictions contained in this Section 8 are reasonable and are required for Playa Resorts’ and the Playa Affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)    Severability. If any court determines that any provision of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section 8 to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section 8, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(f)    Breach of Restrictive Covenants. Notwithstanding any arbitration provisions contained in this Agreement, Playa Resorts and the Playa Affiliates shall have the right and remedy to have the provisions of this Section 8 specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to Playa Resorts. The Company shall also have the right to seek damages for any breach of this Section 8.

(g)    Successors and Assigns. Playa Resorts and its successors and assigns may enforce these restrictive covenants.

9.	Mr. Wardinski Representations

Mr. Wardinski represents and warrants to Playa Resorts that he is aware of the essential functions of his position set forth in Section 2 above, and that he is able to perform all of the essential functions of CEO and the Playa Appointments with or without a reasonable accommodation under the law. Further, except as otherwise identified in this Agreement, Mr. Wardinski is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10.	Arbitration

(a)    Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES REGARDING THE PARTIES’ EMPLOYMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING ARBITRATION IN FAIRFAX, VA. Mr. Wardinski agrees, on behalf of Mr. Wardinski and his agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Mr. Wardinski’s employment with Playa

Resorts, or the termination of that employment, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act. Said arbitration will be conducted before a mutually acceptable arbitrator with JAMS and in accordance with JAMS’ Commercial Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable JAMS rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Mr. Wardinski’s employment with Playa Resorts and the termination thereof, including claims Mr. Wardinski may have against Playa Resorts or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Playa Resorts may have against Mr. Wardinski. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for whistle blowing, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance. Neither Playa Resorts nor Mr. Wardinski may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective, or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to Mr. Wardinski or Playa Resorts in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE RESTRICTIVE COVENANTS, AS SET FORTH ABOVE IN SECTIONS 7 AND 8, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTIONS 7 AND 8. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTIONS 7 AND 8. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses. Mr. Wardinski hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Eastern District of Virginia, if such Court can exercise jurisdiction over the matter for any action brought by Playa Resorts seeking injunctive relief. In the event the foregoing Court lacks jurisdiction, Mr. Wardinski consents to personal jurisdiction and exclusive venue in the courts of Fairfax County, Virginia. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

11.	Miscellaneous

(a)    Parachute Payments. In the event that (i) any severance payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to Mr. Wardinski shall constitute a “parachute payment” within the meaning of Code Section 280G (“Parachute Payment”) and be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), and (ii) if the payments to Mr. Wardinski were reduced to the minimum extent necessary so that such payments did not constitute Parachute Payments, the net benefits retained by Mr. Wardinski after the deduction of any federal, state or local income taxes would be greater than the net benefits retained by Mr. Wardinski if there was no such reduction after the deduction of Excise Tax and any federal, state or local income taxes, then such payments shall be so reduced. Such reduction shall be accomplished in any manner deemed appropriate by Playa Resorts after consultation with Mr. Wardinski. For purposes of making the foregoing determination: (1) Parachute Payments provided under arrangements with Mr. Wardinski other than this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by Mr. Wardinski so that the amount of Parachute Payments that are attributable to provisions of this Agreement is maximized; and (2) Mr. Wardinski shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for Mr. Wardinski’s taxable year in which the Parachute Payments are includable in Mr. Wardinski’s income for purposes of federal, state and local income taxation. The determination of whether the Excise Tax is payable, and the amount of any reduction necessary to make the Excise Tax not payable, as well as whether such a reduction would result in greater after-tax benefits to Mr. Wardinski, shall be made in writing in good faith by a nationally-recognized independent certified public accounting firm approved by Playa Resorts and Mr. Wardinski, such approval not to be unreasonably withheld (the “Accounting Firm”). For purposes of making the calculations required by this Section 11(a), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. Playa Resorts and Mr. Wardinski shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 11(a). Playa Resorts shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 11(a).

(b)    Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Code Section 105(b), and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Mr. Wardinski and, if timely submitted, reimbursement payments shall be promptly made to Mr. Wardinski following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Mr. Wardinski be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Mr. Wardinski pursuant to the severance pay provisions of Section 6 above and the parachute payment provisions of

Section 11(a) above are intended to be exempt from treatment as nonqualified deferred compensation under Code Section 409A to the maximum extent permitted by the Code and applicable Treasury Regulations, including exemptions under Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals). If Mr. Wardinski is treated as a “specified employee” (as determined by the Playa Resorts in its discretion in accordance with applicable regulations under Code Section 409A) at the time of his separation from service (within the meaning of Code Section 409A) from Playa Resorts and each employer treated as a single employer with Playa Resorts under Code Section 414(b) or (c) (provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent”) and if any amounts of nonqualified deferred compensation (within the meaning of Code Section 409A) are payable under this Agreement by reason of Mr. Wardinski’s separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six (6)-month period following Mr. Wardinski’s separation from service shall be delayed until the earlier of (i) the first business day which is at least six (6) months and one (1) day following the date of such separation from service, (ii) the death of Mr. Wardinski, or (iii) such earlier date on which payment is permitted under Code Section 409A(a)(2)(B), and such payment shall be increased for delayed payment based on a crediting rate of the applicable federal short-term rate under Code Section 1274(d) (as determined on the date(s) payment(s) would have otherwise been made) from the date payment(s) would have otherwise been made without regard to this provision and the date payment is actually made. Any series of payments due under this Agreement, other than a payment which is a life annuity, shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. If any amount otherwise payable under this Agreement by reason of a termination of employment from Playa Resorts is treated as nonqualified deferred compensation (within the meaning of Code Section 409A), then instead of making such payment upon occurrence of the termination of employment, such payment shall be made at such time as Mr. Wardinski has a separation from service (within the meaning of Code Section 409A) from Playa Resorts and each employer treated as a single employer with Playa Resorts, as determined above.

(c)    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid or (iii) in the case of email transmission or delivery by nationally recognized overnight deliver service, when received, addressed as follows:

(i)	If to Playa Resorts, to:

Playa Resorts Management, LLC

3950 University Drive

Suite 301

Fairfax, Virginia 22030

Attention: General Counsel

Fax No. 571-529-6091

Email:

With a copy to:

Playa Hotels & Resorts, B.V.

(ii)	If to Mr. Wardinski, to:

Mr. Bruce D. Wardinski

Address on File

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(d)    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(e)    Entire Agreement. This Agreement and Section 7 of the Prior Employment Agreement constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. With the exception of Section 7, the Prior Employment Agreement is declared null and void as of the Effective Date.

(f)    Amendment. This Agreement may be amended or modified only after approval by the Playa Resorts Board and by a written instrument executed by both Playa Resorts and Mr. Wardinski.

(g)    Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

(h)    Successors and Assigns; Change in Control. This Agreement shall be binding upon and inure to the benefit of both parties, and to Playa with respect to Section 12 below, and each of their successors and assigns, including any entity with which or into which Playa Resorts or Playa may be merged or which may succeed to its assets or business or any entity to which Playa Resorts or Playa may assign its rights and obligations under this Agreement; provided, however, that the obligations of Mr. Wardinski are personal and shall not be assigned or delegated by him.

(i)    Waiver. No delays or omission by Playa Resorts, Playa with respect to Section 12 below, or Mr. Wardinski in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Playa Resorts, Playa, or Mr. Wardinski on any one (1) occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(j)    Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)    Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(l)    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

(m)    Survival. The provisions of Sections 7 through 11 of this Agreement shall survive any termination of Mr. Wardinski’s employment.

12.    Playa Appointments.

(a)    Mr. Wardinski’s appointment as Playa CEO and Playa Chairman of the Board shall continue until terminated as provided herein.

(b)    Mr. Wardinski shall devote such business time, attention, skill, and effort to the performance of his duties necessary to serve as Playa CEO and Playa Chairman of the Board. Mr. Wardinski shall report to the Playa Board, who shall have the final and exclusive authority to direct, control and supervise the activities of Mr. Wardinski as Playa CEO and Playa Chairman of the Board. Mr. Wardinski shall perform his duties to the best of his ability, shall adhere to Playa’s published policies and procedures, and shall use his best efforts to promote Playa’s interests, reputation, business, and welfare. Mr. Wardinski shall serve in fiduciary relationship to Playa.

(c)    Playa and Mr. Wardinski shall resolve any disputes relating to this Agreement pursuant to Section 10 above.

(d)    Notice to Playa under this Agreement shall be to:

Playa Hotels and Resorts B.V.

3950 University Drive

Suite 301

Fairfax, Virginia 22030

Attention: General Counsel

Fax No. 571-529-6091

With a copy to:

Playa Hotels and Resorts B.V.

3950 University Drive

Suite 301

Fairfax, Virginia 22030

Attention: Chief Financial Officer

Email:

13.	Approvals

The effectiveness of this Agreement is subject to the approval of the Playa Board. Delivery of this Agreement executed by Playa Resorts and Playa to Mr. Wardinski shall be deemed conclusive evidence of such approval and upon such approval this Agreement shall be deemed effective as of the Effective Date.

14.	No Other Employment or Compensation

Mr. Wardinski (x) represents and warrants to Playa Resorts and the other Playa Affiliates that, and (y) agrees that during the Employment Period, (a) he is not and shall not be a party to any employment agreement or directly or indirectly involved in any employment or consulting arrangement or relationship with Playa Resorts or any other Playa Affiliate, except for this Agreement and as expressly permitted hereunder, and (b) he is not and shall not be directly or indirectly receiving any compensation, fees or payments of any other kind in exchange for any employment, consulting or other services provided to Playa Resorts or any other Playa Affiliate, except as provided under this Agreement and as expressly permitted hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

BRUCE D. WARDINSKI:	PLAYA RESORTS MANAGEMENT, LLC

/s/ Bruce D. Wardinski	By:	/s/ Alexander Stadlin
Alexander Stadlin
Its Authorized Representative

By:	/s/ Ryan Hymel
Ryan Hymel
Its Authorized Representative

PLAYA HOTELS & RESORTS, B.V., signs below solely (i) for the purpose of evidencing its agreement to be bound by the terms and conditions of Section 12 of this Agreement and (ii) as conclusive evidence that this Agreement has been approved by the Playa Board:

PLAYA HOTELS & RESORTS, B.V.

By:	/s/ Daniel Hirsch
Print Name: Daniel Hirsch

Title: Board Member

Sample Separation Agreement

This Separation Agreement (“Agreement”) is entered as of ________________________, between _______________________ (hereinafter referred to as “Executive”) and Playa Resorts Management, LLC, a Delaware limited liability company and Playa Hotel & Resorts, B.V., a Dutch Company, (hereinafter collectively referred to as the “Company”). Executive and Company collectively are referred to as the “Parties,” and individually are referred to as a “Party.”

RECITALS

WHEREAS, Executive was employed by Company pursuant to the terms of employment agreement dated __________________, 2018 (the “Employment Agreement”); and

WHEREAS, Executive’s employment has terminated effective _____________ pursuant to Section _______ of the Employment Agreement; and

WHEREAS, Executive is entitled to certain post-termination payments contingent upon his execution of this Agreement; and

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2.    Severance Benefits.

a.    Provided that Executive signs and returns this Agreement to the Company without revoking it, and complies with the material terms of this Agreement, the Company will provide the following Severance Benefits: ____________________________________ pursuant to Section 6__ of the Employment Agreement.

b.    Payments upon Separation. All payments in connection with a separation from service under this Agreement shall be made as of the latest of the following dates: (i) the sixtieth (60th) day following the termination of Executive’s employment and his delivery without revocation of the executed Agreement; (ii) to the extent required under Section 11(a) of the Employment Agreement, the first business day that is six (6) months following Executive’s separation from service; or (iii) the payment date required under the terms of any deferred compensation plan subject to the requirements of the Internal Revenue Code (“Code”) Section 409A. Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Executive shall not retain the ability to elect the tax year of any payments under this Agreement and to the extent any payment could be made in one (1) of two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state and local tax withholding.

c.    Section 409A Compliance. This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. The Company makes no representations or warranties that the payments provided under the Agreement or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of Section 409A.

3.    Release. In consideration of the Severance Benefits, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Playa Resorts Management, LLC, Playa Hotel & Resorts, B.V., Playa Management USA, LLC, and their related affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, Executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Fair Labor Standards Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Older Workers’ Benefits Protection Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.

Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or other government agency (collectively “Government Agencies”). Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or on Executive’s behalf, with the exception of any award by the SEC.

4.    Continuing Obligations. Executive acknowledges and reaffirms Executive’s obligation to keep confidential and not to disclose any and all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive further acknowledges and reaffirms Executive’s obligations set forth in the Sections 7 and 8 of the Employment Agreement, which remain in full force and effect.

5.    Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).

a.

Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.

Notwithstanding any other provision of this Agreement, if Executive files a lawsuit for retaliation by Playa Resorts for reporting a suspected violation of law, Executive may disclose the Playa Resorts’ trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.    Cooperation. Following Executive’s termination or resignation, Executive shall assist and cooperate with the Company in the orderly transition of work to others if so requested by the Company. Executive shall cooperate with the Company and be responsive to requests for information relating to business matters about which Executive may have information or knowledge and reasonably assist the Company, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to the Company’s business as to which business Executive had relevant knowledge, and the Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

7.    Non-disparagement. Executive understands and agrees that as a condition for the consideration herein described, Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its affiliates, subsidiaries, directors, officers, Executives, agents or representatives or about the Company’s or its subsidiaries’ business affairs and/or financial condition. Executive understands and agrees that Executive’s commitment not to defame, disparage, or impugn Company’s reputation constitutes a willing and voluntary waiver of Executive’s rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit Executive’s ability to truthfully communicate with the EEOC, DOL, NLRB, SEC, and comparable state or local agencies or departments whether such communication is initiated by Executive or in response to the government.

8.    Communications with Government Agencies. Nothing in this Agreement or any other agreement between Playa Resorts and Executive or any policy of Playa Management:

a.    prohibits Executive from communicating with Government Agencies about a potential violation of the law;

b.    limits Executive’s ability, without notice to or approval from Playa Resorts: (i) to file a charge or complaint with a Government Agency; (ii) to participate in an investigation or proceeding conducted by a Government Agency; or (iii) to provide information or documents to a Government Agency in connection with an investigation or proceeding; or

c.    restricts Executive’s right to receive a reward or incentive for information provided to a Government Agency.

9.    Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.    Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.    Nature of Agreement. Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.    Acknowledgments. Executive acknowledges that Executive has been given at least 21 days to consider this Agreement, and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Agreement. Executive understands that Executive may revoke this Agreement for a period of seven (7) days after Executive signs this Agreement by notifying the Company’s General Counsel, in writing, and the Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.

13.    Tax Provision. In connection with the separation benefits to be provided to Executive pursuant to the Employment Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for any and all applicable taxes with respect to such payments under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in the Employment Agreement.

14.    Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive states and represents that Executive had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs Executive’s name of Executive’s own free act.

15.    Entire Agreement. This Agreement and Sections 7 through 12 of the Employment Agreement, which survive termination of Executive’s employment with the Company, contain and constitute the entire understanding and agreement between Executive and the Company and supersede and cancel any other previous oral and written negotiations, agreements, and commitments between the Parties.

16.    Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES REGARDING THE PARTIES’ EMPLOYMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING ARBITRATION IN FAIRFAX, VA. Executive agrees, on behalf of Executive and his agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Executive’s employment with Playa Resorts or the Playa Appointments, or the termination of that employment or the Playa Appointments, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act. Said arbitration will be conducted before a mutually acceptable arbitrator with JAMS and in accordance with JAMS’ Commercial Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable JAMS’ rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Executive’s employment with Playa Resorts and the termination thereof, including claims Executive may have against Playa Resorts or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Playa Resorts may have against Executive. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for whistle blowing, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance. Neither Playa Resorts nor Executive may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective, or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to the Executive or Playa Resorts in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE RESTRICTIVE COVENANTS, SET FORTH ABOVE IN SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT.    EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTIONS 7 AND 8 OF THE EMPLOYMENT AGREEMENT. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses. Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Eastern District of Virginia, if such Court can exercise jurisdiction over the matter for any action brought by Playa Resorts seeking injunctive relief. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the courts of Fairfax County, Virginia. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

EXECUTIVE	PLAYA RESORTS MANAGEMENT, LLC

________________________________________	By:
Alexander Stadlin
Its Authorized Representative

By:
____________________
Its Authorized Representative